Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those discussed in Item 1A “Risk Factors” and “Forward-Looking Statements.” We have acquired and initiated a number of businesses since inception. Our financial statements include the results of operations of those businesses from the date acquired or when they commenced operations. This Management’s Discussion and Analysis of Financial Condition and Results of Operations has been updated to reflect the revision of our financial statements for entities which have been treated as discontinued operations through June 30, 2012.

Overview

We are the second largest automotive retailer headquartered in the U.S. as measured by the $11.4 billion in total revenue we generated in 2011. As of December 31, 2011, we operated 320 retail automotive franchises, of which 166 franchises are located in the U.S. and 154 franchises are located outside of the U.S. The franchises outside the U.S. are located primarily in the U.K. In 2011, we retailed and wholesaled more than 343,000 vehicles. We are diversified geographically, with 64% of our total revenues in 2011 generated in the U.S. and Puerto Rico and 36% generated outside the U.S. We offer approximately 40 vehicle brands, with 96% of our total retail revenue in 2011 generated from brands of non-U.S. based manufacturers, and 69% generated from premium brands, such as Audi, BMW, Mercedes-Benz and Porsche. Each of our dealerships offers a wide selection of new and used vehicles for sale. In addition to selling new and used vehicles, we generate higher-margin revenue at each of our dealerships through maintenance and repair services and the sale and placement of higher-margin products, such as third-party finance and insurance products, third-party extended service contracts and replacement and aftermarket automotive products.

We also own a 9.0% limited partnership interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading global transportation services provider. PTL leases, rents and maintains more than 200,000 vehicles and serves customers in North America, South America, Europe and Asia and is one of the largest purchasers of commercial trucks in North America through its approximately 1,000 corporate and 1,900 agent locations. Product lines include full-service leasing, contract maintenance, commercial and consumer truck rentals, used truck sales, transportation and warehousing management and supply chain management solutions. The general partner of PTL is Penske Truck Leasing Corporation, a wholly-owned subsidiary of Penske Corporation, which, together with other wholly-owned subsidiaries of Penske Corporation, owns 41.1% of PTL. The remaining 49.9% of PTL is owned by General Electric Capital Corporation.

In 2011, smart USA Distributor, LLC, our wholly owned subsidiary, completed the sale of certain assets and the transfer of certain liabilities relating to the distribution rights, management, sales and marketing activities of smart USA to Daimler Vehicle Innovations LLC, a wholly owned subsidiary of Mercedes-Benz USA. The final aggregate cash purchase price for the assets was $44.6 million. As a result, smart USA has been treated as a discontinued operation for all periods presented in the accompanying financial statements.

Outlook

The level of new automotive unit sales in our markets impacts our results. The new vehicle market and the amount of customer traffic visiting our dealerships has improved during 2010 and 2011, though the level of automotive sales in the U.S. remains below the last 10 years average sales level. There are market expectations for continued improvement in the automotive market in the U.S. over the next several years, although the level of such improvement is uncertain. During 2011, 12.8 million cars and light trucks were sold in the U.S., representing a 10% improvement over the 11.6 million cars and light trucks sold during the same period last year. We believe the U.S. automotive market will continue to recover based upon industry forecasts from companies such as JD Power, coupled with demand in the marketplace, an aging vehicle population, increased availability, lower cost of credit for consumers, and the planned introduction of new models by many different vehicle brands.

Vehicle registrations in the U.K were 1.94 million in 2011 compared to 2.03 million in 2010, representing a decline of 4.4%. According to the Society of Motor Manufacturers and Traders (www.smmt.co.uk), the U.K. market is expected to be challenging in 2012 as the economic outlook remains uncertain, however, in 2011, vehicle registrations of premium brands such as Audi, Bentley, BMW, Jaguar, Land Rover, Lexus, Mercedes-Benz, MINI and Porsche increased, indicating that registrations of premium/luxury vehicles have been more resilient than the market as a whole.

Operating Overview

New and used vehicle revenues include sales to retail customers and to leasing companies providing consumer automobile leasing. We generate finance and insurance revenues from sales of third-party extended service contracts, sales of third-party insurance policies, commissions relating to the sale of finance and lease contracts to third parties and the sales of certain other products. Service and parts revenues include fees paid for repair, maintenance and collision services, and the sale of replacement parts and other aftermarket accessories.

Our gross profit tends to vary with the mix of revenues we derive from the sale of new vehicles, used vehicles, finance and insurance products, and service and parts transactions. Our gross profit varies across product lines, with vehicle sales usually resulting in lower gross profit margins and our other revenues resulting in higher gross profit margins. Factors such as inventory and vehicle availability, customer demand, consumer confidence, unemployment, general economic conditions, seasonality, weather, credit availability, fuel prices and manufacturers’ advertising and incentives also impact the mix of our revenues, and therefore influence our gross profit margin.

Aggregate gross profit increased $177.3 million, or 10.9%, during the year ended December 31, 2011 compared to the same period in prior year. The increase in gross profit is largely attributable to the 8.3% increase in same store retail revenue. Our retail gross margin percentage declined from 17.0% during the year ended December 31, 2010 to 16.8% during the year ended December 31, 2011, due primarily to an increase in the percentage of our revenues generated by used vehicle sales, which carry a lower gross margin than other parts of our business.

Our selling expenses consist of advertising and compensation for sales personnel, including commissions and related bonuses. General and administrative expenses include compensation for administration, finance, legal and general management personnel, rent, insurance, utilities, and other expenses. As the majority of our selling expenses are variable, and we believe a significant portion of our general and administrative expenses are subject to our control, we believe our expenses can be adjusted over time to reflect economic trends.

Floor plan interest expense relates to financing incurred in connection with the acquisition of new and used vehicle inventories that is secured by those vehicles. Other interest expense consists of interest charges on all of our interest-bearing debt, other than interest relating to floor plan financing. The cost of our variable rate indebtedness is based on the prime rate, defined London Interbank Offered Rate (“LIBOR”), the Bank of England Base Rate, the Finance House Base Rate, or the Euro Interbank Offered Rate. Our floor plan interest expense has decreased during the year ended December 31, 2011 as a result of lower applicable interest rates, including the impact of the expiration of interest rate swap transactions. Our other interest expense has decreased during the year ended December 31, 2011 due to repurchases of our 3.5% senior subordinated convertible notes and term loan repayments offset by increased average borrowings under the revolving U.S. credit facility.

Equity in earnings of affiliates represents our share of the earnings from our investments in joint ventures and other non-consolidated investments, including PTL. It is our expectation that operating conditions as outlined above in the “Outlook” section will similarly impact these businesses throughout 2012. However, because PTL is engaged in different businesses than we are, its operating performance may vary significantly from ours.

The future success of our business is dependent upon, among other things, general economic and industry conditions, our ability to consummate and integrate acquisitions, the level of vehicle sales in the markets where we operate, our ability to increase sales of higher margin products, especially service and parts services, our ability to realize returns on our significant capital investment in new and upgraded dealership facilities and the return realized from our investments in various joint ventures and other non-consolidated investments. See Item 1A “Risk Factors” and “Forward-Looking Statements.”

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the application of accounting policies that often involve making estimates and employing judgments. Such judgments influence the assets, liabilities, revenues and expenses recognized in our financial statements. Management, on an ongoing basis, reviews these estimates and assumptions. Management may determine that modifications in assumptions and estimates are required, which may result in a material change in our results of operations or financial position.

The following are the accounting policies applied in the preparation of our financial statements that management believes are most dependent upon the use of estimates and assumptions.

Revenue Recognition

Vehicle, Parts and Service Sales

We record revenue when vehicles are delivered and title has passed to the customer, when vehicle service or repair work is completed and when parts are delivered to our customers. Sales promotions that we offer to customers are accounted for as a reduction of revenues at the time of sale. Rebates and other incentives offered directly to us by manufacturers are recognized as a reduction of cost of sales. Reimbursements of qualified advertising expenses are treated as a reduction of selling, general and administrative expenses. The amounts received under certain manufacturer rebate and incentive programs are based on the attainment of program objectives, and such earnings are recognized either upon the sale of the vehicle for which the award was received, or upon attainment of the particular program goals if not associated with individual vehicles. During the years ended December 31, 2011, 2010, and 2009, we earned $381.2 million, $359.2 million, and $309.9 million, respectively, of rebates, incentives and reimbursements from manufacturers, of which $370.7 million, $350.2 million, and $304.6 million was recorded as a reduction of cost of sales.

Finance and Insurance Sales

Subsequent to the sale of a vehicle to a customer, we sell installment sale contracts to various financial institutions on a non-recourse basis (with specified exceptions) to mitigate the risk of default. We receive a commission from the lender equal to either the difference between the interest rate charged to the customer and the interest rate set by the financing institution or a flat fee. We also receive commissions for facilitating the sale of various third-party insurance products to customers, including credit and life insurance policies and extended service contracts. These commissions are recorded as revenue at the time the customer enters into the contract.

Impairment Testing

Franchise value impairment is assessed as of October 1 every year and upon the occurrence of an indicator of impairment through a comparison of its carrying amount and estimated fair value. An indicator of impairment exists if the carrying value of a franchise exceeds its estimated fair value and an impairment loss may be recognized up to that excess. The fair value of franchise value is determined using a discounted cash flow approach, which includes assumptions about revenue and profitability growth, franchise profit margins, and our cost of capital. We also evaluate our franchise agreements in connection with the annual impairment testing to determine whether events and circumstances continue to support our assessment that the franchise agreements have an indefinite life.

Goodwill impairment is assessed at the reporting unit level as of October 1 every year and upon the occurrence of an indicator of impairment. The Company’s operations are organized by management into operating segments by line of business and geography. The Company has determined it has two reportable segments as defined in generally accepted accounting principles for segment reporting, including: (i) Retail, consisting of our automotive retail operations and (ii) PAG Investments, consisting of our investments in businesses other than automotive retail operations. We have determined that the dealerships in each of our operating segments within the Retail reportable segment are components that are aggregated into four geographical reporting units for the purpose of goodwill impairment testing, as they (A) have similar economic characteristics (all are automotive dealerships having similar margins), (B) offer similar products and services (all sell new and used vehicles, service, parts and third-party finance and insurance products), (C) have similar target markets and customers (generally individuals) and (D) have similar distribution and marketing practices (all distribute products and services through dealership facilities that market to customers in similar fashions). There is no goodwill recorded in our PAG Investments reportable segment.

In September 2011, the FASB updated the accounting guidance related to testing goodwill for impairment. This update permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value before applying the two-step goodwill impairment model that is currently in place. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment. This update is effective for annual and interim goodwill impairment tests performed in fiscal years beginning after December 15, 2011; however, early adoption is permitted. We elected to early adopt the qualitative assessment.

Investments

We account for each of our investments under the equity method, pursuant to which we record our proportionate share of the investee’s income each period. The net book value of our investments was $298.6 million and $288.4 million as of December 31, 2011 and 2010, respectively. Investments for which there is not a liquid, actively traded market are reviewed periodically by management for indicators of impairment. If an indicator of impairment is identified, management estimates the fair value of the investment using a discounted cash flow approach, which includes assumptions relating to revenue and profitability growth, profit margins and our cost of capital. Declines in investment values that are deemed to be other than temporary may result in an impairment charge reducing the investments’ carrying value to fair value.

Self-Insurance

We retain risk relating to certain of our general liability insurance, workers’ compensation insurance, auto physical damage insurance, property insurance, employment practices liability insurance, directors and officers insurance and employee medical benefits in the U.S. As a result, we are likely to be responsible for a significant portion of the claims and losses incurred under these programs. The amount of risk we retain varies by program, and, for certain exposures, we have pre-determined maximum loss limits for certain individual claims and/or insurance periods. Losses, if any, above the pre-determined loss limits are paid by third-party insurance carriers. Our estimate of future losses is prepared by management using our historical loss experience and industry-based development factors. Aggregate reserves relating to retained risk were $25.9 million and $22.8 million as of December 31, 2011 and 2010, respectively. Changes in the reserve estimate during 2011 relate primarily to our general liability and workers compensation programs.

Income Taxes

Tax regulations may require items to be included in our tax returns at different times than the items are reflected in our financial statements. Some of these differences are permanent, such as expenses that are not deductible on our tax return, and some are temporary differences, such as the timing of depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that will be used as a tax deduction or credit in our tax returns in future years which we have already recorded in our financial statements. Deferred tax liabilities generally represent deductions taken on our tax returns that have not yet been recognized as expense in our financial statements. We establish valuation allowances for our deferred tax assets if the amount of expected future taxable income is not likely to allow for the use of the deduction or credit.

We do not provide for U.S. taxes relating to undistributed earnings or losses of our foreign subsidiaries. Income from continuing operations before income taxes of foreign subsidiaries (which subsidiaries are predominately in the U.K.) was $98.1 million, $98.3 million, and $93.1 million during the years ended December 31, 2011, 2010 and 2009, respectively. It is our belief that such earnings will be indefinitely reinvested in the companies that produced them. At December 31, 2011, we have not provided U.S. federal income taxes on a total of approximately $700.4 million of earnings of individual foreign subsidiaries. If these earnings were remitted as dividends, we would be subject to U.S. income taxes in excess of foreign taxes paid and certain foreign withholding taxes.

Classification in Continuing and Discontinued Operations

We classify the results of our operations in our consolidated financial statements based on generally accepted accounting principles relating to discontinued operations, which requires judgments, including whether a business will be divested, whether the cash flows will be replaced, the period required to complete the divestiture, and the likelihood of changes to the divestiture plans. If we determine that a business should be either reclassified from continuing operations to discontinued operations or from discontinued operations to continuing operations, our consolidated financial statements for prior periods are revised to reflect such reclassification.

New Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-05, Presentation of Comprehensive Income, which requires the presentation of components of other comprehensive income with the components of net income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. We retrospectively applied this guidance for all periods presented within this Form 8-K, with no material impact on our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment, amending the guidance on goodwill impairment testing. This update permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of reporting unit is less than its carrying value. This is intended to reduce the cost and complexity of the annual impairment test and is considered a preliminary step in determining whether it is necessary to calculate a fair value for a reporting unit. We elected to early adopt the provisions of this update by preparing a qualitative assessment for the period ending December 31, 2011. The adoption of this update had no impact on our consolidated financial condition or results of operations.

Results of Operations

The following tables present comparative financial data relating to our operating performance in the aggregate and on a “same-store” basis. Dealership results are included in same-store comparisons when we have consolidated the acquired entity during the entirety of both periods being compared. As an example, if a dealership was acquired on January 15, 2009, the results of the acquired entity would be included in annual same store comparisons beginning with the year ended December 31, 2011 and in quarterly same store comparisons beginning with the quarter ended June 30, 2010.

2011 compared to 2010 and 2010 compared to 2009 (in millions, except unit and per unit amounts)

Our results for the year ended December 31, 2011 include a net income tax benefit of $11.0 million, or $0.12 per share, reflecting a positive adjustment from the resolution of certain tax items in the U.K. of $17.0 million, or $0.19 per share, partially offset by a reduction in U.K. deferred tax assets of $6.0 million, or $0.07 per share.

Our results for the year ended December 31, 2010 include a gain of $5.3 million ($3.6 million after-tax), or $0.04 per share, relating to a gain on the sale of an investment, a gain of $1.6 million ($1.1 million after-tax), or $0.01 per share, relating to the repurchase of $155.7 million aggregate principal amount of our 3.5% senior subordinated convertible notes, and a charge of $4.1 million ($2.8 million after-tax), or $0.03 per share, associated with costs related to franchise closure and relocation costs.

Our results for the year ended December 31, 2009 include a gain of $10.4 million ($6.5 million after-tax), or $0.07 per share, relating to the repurchase of $68.7 million aggregate principal amount of our 3.5% senior subordinated convertible notes and charges of $5.2 million ($3.4 million after-tax), or $0.04 per share, relating to costs associated with the termination of the acquisition of the Saturn brand, our election to close three franchises in the U.S. and charges relating to our interest rate hedges of variable rate floor plan notes payable as a result of decreases in our vehicle inventories, and resulting decreases in outstanding floor plan notes payable, below hedged levels.

Retail unit sales of new vehicles during the year ended December 31, 2009 include approximately 9,500 units sold under government incentive programs in the markets where we have retail operations.

New Vehicle Data

			2011 vs. 2010				2010 vs. 2009
New Vehicle Data	2011	2010	Change	% Change	2010	2009	Change	% Change
New retail unit sales	153,138	148,677	4,461	3.0%	148,677	135,044	13,633	10.1%
Same-store new retail unit sales	145,476	145,815	(339)	-0.2%	143,983	134,470	9,513	7.1%
New retail sales revenue	$5,736.9	$5,213.8	$523.1	10.0%	$5,213.8	$4,465.6	$748.2	16.8%
Same-store new retail sales revenue	$5,405.3	$5,115.9	$289.4	5.7%	$5,023.6	$4,426.7	$596.9	13.5%
New retail sales revenue per unit	$37,462	$35,068	$2,394	6.8%	$35,068	$33,068	$2,000	6.0%
Same-store new retail sales revenue per unit	$37,156	$35,085	$2,071	5.9%	$34,890	$32,920	$1,970	6.0%
Gross profit — new	$477.9	$430.3	$47.6	11.1%	$430.3	$361.3	$69.0	19.1%
Same-store gross profit — new	$450.1	$421.3	$28.8	6.8%	$412.0	$356.9	$55.1	15.4%
Average gross profit per new vehicle retailed	$3,120	$2,894	$226	7.8%	$2,894	$2,676	$218	8.1%
Same-store average gross profit per new vehicle retailed	$3,094	$2,889	$205	7.1%	$2,861	$2,654	$207	7.8%
Gross margin% — new	8.3%	8.3%	0.0%	0.0%	8.3%	8.1%	0.2%	2.5%
Same-store gross margin% — new	8.3%	8.2%	0.1%	1.2%	8.2%	8.1%	0.1%	1.2%

Units

Retail unit sales of new vehicles increased 4,461 units, or 3.0%, from 2010 to 2011, and increased 13,633 units, or 10.1%, from 2009 to 2010. The increase from 2010 to 2011 is due to a 4,800 unit increase from net dealership acquisitions during the year, offset by a 339 unit, or 0.2%, decrease in same-store new retail unit sales. The same-store decrease from 2010 to 2011 was due primarily to unit sales decreases in our volume foreign brand stores in the U.S. and U.K. We believe that such decreases were substantially due to the impact of the earthquake and tsunami in Japan. The increase from 2009 to 2010 is due to a 9,513 unit, or 7.1%, increase in same-store new retail unit sales, coupled with a 4,120 unit increase from net dealership acquisitions during the year. The same-store increase from 2009 to 2010 was due primarily to unit sales increases in our volume foreign and domestic brand stores in the U.S. and premium brand stores in the U.S. and U.K.

Revenues

New vehicle retail sales revenue increased $523.1 million, or 10.0%, from 2010 to 2011 and increased $748.2 million, or 16.8%, from 2009 to 2010. The increase from 2010 to 2011 is due to a $289.4 million, or 5.7%, increase in same-store revenues, coupled with a $233.7 million increase from net dealership acquisitions during the year. The same-store revenue increase is due primarily to a $2,071, or 5.9%, increase in average selling prices per unit which increased revenue by $301.3 million, offset by the 0.2% decrease in new retail unit sales, which decreased revenue by $11.9 million. The increase from 2009 to 2010 is due to a $596.9 million, or 13.5%, increase in same-store revenues, coupled with a $151.3 million increase from net dealership acquisitions during the year. The same-store revenue increase is due primarily to the 7.1% increase in new retail unit sales, which increased revenue by $332.0 million, coupled with a $1,970, or 6.0%, increase in comparative average selling price per unit, which increased revenue by $264.9 million.

Gross Profit

Retail gross profit from new vehicle sales increased $47.6 million, or 11.1%, from 2010 to 2011, and increased $69.0 million, or 19.1%, from 2009 to 2010. The increase from 2010 to 2011 is due to a $28.8 million, or 6.8%, increase in same-store gross profit, coupled with an $18.8 million increase from net dealership acquisitions during the year. The same-store increase is due primarily to a $205, or 7.1%, increase in the average gross profit per new vehicle retailed, which increased gross profit by $29.8 million, offset by a 0.2% decrease in retail unit sales, which decreased gross profit by $1.0 million. The increase from 2009 to 2010 is due to a $55.1 million, or 15.4%, increase in same-store gross profit, coupled with a $13.9 million increase from net dealership acquisitions during the year. The same-store retail gross profit increase is due to a $207, or 7.8%, increase in average gross profit per new vehicle retailed, which increased gross profit by $27.9 million, coupled with the 7.1% increase in retail unit sales, which increased gross profit by $27.2 million.

Used Vehicle Data

			2011 vs. 2010				2010 vs. 2009
Used Vehicle Data	2011	2010	Change	% Change	2010	2009	Change	% Change
Used retail unit sales	127,114	108,175	18,939	17.5%	108,175	98,399	9,776	9.9%
Same-store used retail unit sales	122,002	106,905	15,097	14.1%	105,825	97,769	8,056	8.2%
Used retail sales revenue	$3,333.3	$2,810.5	$522.8	18.6%	$2,810.5	$2,507.5	$303.0	12.1%
Same-store used retail sales revenue	$3,205.5	$2,784.9	$420.6	15.1%	$2,728.6	$2,469.8	$258.8	10.5%
Used retail sales revenue per unit	$26,223	$25,981	$242	0.9%	$25,981	$25,483	$498	2.0%
Same-store used retail sales revenue per unit	$26,274	$26,050	$224	0.9%	$25,784	$25,262	$522	2.1%
Gross profit — used	$260.6	$218.8	$41.8	19.1%	$218.8	$216.5	$2.3	1.1%
Same-store gross profit — used	$250.6	$217.0	$33.6	15.5%	$213.8	$214.0	$(0.2)	-0.1%
Average gross profit per used vehicle retailed	$2,050	$2,023	$27	1.3%	$2,023	$2,200	$(177)	-8.0%
Same-store average gross profit per used vehicle retailed	$2,054	$2,030	$24	1.2%	$2,020	$2,189	$(169)	-7.7%
Gross margin % — used	7.8%	7.8%	0.0%	0.0%	7.8%	8.6%	-0.8%	-9.3%
Same-store gross margin % — used	7.8%	7.8%	0.0%	0.0%	7.8%	8.7%	-0.9%	-10.3%

Units

Retail unit sales of used vehicles increased 18,939 units, or 17.5%, from 2010 to 2011 and increased 9,776 units, or 9.9%, from 2009 to 2010. The increase from 2010 to 2011 is due to a 15,097, or 14.1%, increase in same-store used retail unit sales, coupled with a 3,842 unit increase from net dealership acquisitions. The same-store increase was due primarily to unit sales increases in premium and volume foreign brand stores in the U.S. and premium brands in the U.K. The increase from 2009 to 2010 is due to an 8,056, or 8.2%, increase in same-store used retail unit sales, coupled with a 1,720 unit increase from net dealership acquisitions during the year. The same-store increase in 2010 versus 2009 was due primarily to unit sales increases in premium and volume foreign brand stores in the U.S.

Revenues

Used vehicle retail sales revenue increased $522.8 million, or 18.6%, from 2010 to 2011 and increased $303.0 million, or 12.1%, from 2009 to 2010. The increase from 2010 to 2011 is due to a $420.6 million, or 15.1%, increase in same-store revenues, coupled with a $102.2 million increase from net dealership acquisitions during the year. The same store revenue increase is due to the 14.1% increase in same store retail unit sales, which increased revenue by $396.7 million, coupled with a $224, or 0.9%, increase in comparative average selling price per unit, which increased revenue by $23.9 million. The increase from 2009 to 2010 is due to a $258.8 million, or 10.5%, increase in same-store revenues, coupled with a $44.2 million increase from net dealership acquisitions during the year. The same-store revenue increase is due to the 8.2% increase in retail unit sales, which increased revenue by $207.7 million, coupled with a $522, or 2.1%, increase in comparative average selling price per vehicle, which increased revenue by $51.1 million.

Gross Profit

Retail gross profit from used vehicle sales increased $41.8 million, or 19.1%, from 2010 to 2011 and increased $2.3 million, or 1.1%, from 2009 to 2010. The increase from 2010 to 2011 is due to a $33.6 million, or 15.5%, increase in same store gross profit, coupled with an $8.2 million increase from net dealership acquisitions during the year. The increase in same store gross profit is primarily due to the 14.1% increase in used retail unit sales, which increased gross profit by $31.0 million, coupled with a $24, or 1.2%, increase in average gross profit per used vehicle retailed, which increased gross profit by $2.6 million. The increase from 2009 to 2010 is due to a $2.5 million increase from net dealership acquisitions during the year, offset by a $0.2 million or 0.1%, decrease in same-store gross profit. The same-store gross profit decrease is primarily due to a $169, or 7.7%, decrease in average gross profit per used vehicle retailed, which decreased gross profit by $16.5 million, offset by the 8.2% increase in used retail unit sales, which increased gross profit by $16.3 million.

Finance and Insurance Data

			2011 vs. 2010				2010 vs. 2009
Finance and Insurance Data	2011	2010	Change	% Change	2010	2009	Change	% Change
Total retail unit sales	280,252	256,852	23,400	9.1%	256,852	233,443	23,409	10.0%
Total same-store retail unit sales	267,478	252,720	14,758	5.8%	249,808	232,239	17,569	7.6%
Finance and insurance revenue	$277.3	$244.1	$33.2	13.6%	$244.1	$214.7	$29.4	13.7%
Same-store finance and insurance revenue	$266.0	$239.9	$26.1	10.9%	$236.9	$213.2	$23.7	11.1%
Finance and insurance revenue per unit	$989	$950	$39	4.1%	$950	$920	$30	3.3%
Same-store finance and insurance revenue per unit	$995	$949	$46	4.8%	$948	$918	$30	3.3%

Finance and insurance revenue increased $33.2 million, or 13.6%, from 2010 to 2011 and increased $29.4 million, or 13.7%, from 2009 to 2010. The increase from 2010 to 2011 is due to a $26.1 million, or 10.9%, increase in same-store revenues, coupled with a $7.1 million increase from net dealership acquisitions during the year. The same-store revenue increase is due to a 5.8% increase in retail unit sales, which increased revenue by $23.2 million, coupled with a $46, or 4.8%, increase in comparative average finance and insurance revenue per unit, which increased revenue by $10.0 million. The increase from 2009 to 2010 is due to a $23.7 million, or 11.1%, increase in same-store revenues, coupled with a $5.7 million increase from net dealership acquisitions during the year. The same-store revenue increase is due to a 7.6% increase in retail unit sales, which increased revenue by $16.7 million, coupled with a $30, or 3.3%, increase in comparative average finance and insurance revenue per unit retailed, which increased revenue by $7.0 million.

Service and Parts Data

			2011 vs. 2010				2010 vs. 2009
Service and Parts Data	2011	2010	Change	% Change	2010	2009	Change	% Change
Service and parts revenue	$1,369.1	$1,281.6	$87.5	6.8%	$1,281.6	$1,266.9	$14.7	1.2%
Same-store service and parts revenue	$1,308.8	$1,267.9	$40.9	3.2%	$1,252.5	$1,254.8	$(2.3)	-0.2%
Gross profit	$783.7	$727.8	$55.9	7.7%	$727.8	$696.5	$31.3	4.5%
Same-store gross profit	$747.4	$718.6	$28.8	4.0%	$709.8	$690.2	$19.6	2.8%
Gross margin	57.2%	56.8%	0.4%	0.7%	56.8%	55.0%	1.8%	3.3%
Same-store gross margin	57.1%	56.7%	0.4%	0.7%	56.7%	55.0%	1.7%	3.1%

Revenues

Service and parts revenue increased $87.5 million, or 6.8%, from 2010 to 2011 and increased $14.7 million, or 1.2%, from 2009 to 2010. The increase from 2010 to 2011 is due to a $46.6 million increase from net dealership acquisitions during the year, coupled with a $40.9 million, or 3.2%, increase in same-store revenues during the year. The increase from 2009 to 2010 is due to a $17.0 million increase from net dealership acquisitions during the year, offset by a $2.3 million, or 0.2%, decrease in same-store revenues. We believe the year over year increase experienced from 2010 to 2011 is primarily due to increased customer demand as a result of an aging vehicle population and improving economic conditions.

Gross Profit

Service and parts gross profit increased $55.9 million, or 7.7%, from 2010 to 2011 and increased $31.3 million, or 4.5%, from 2009 to 2010. The increase from 2010 to 2011 is due to a $28.8 million, or 4.0%, increase in same-store gross profit, coupled with a $27.1 million increase from net dealership acquisitions during the year. The same-store gross profit increase is due to the $40.9 million, or 3.2%, increase in same store revenues, which increased gross profit by $23.3 million, coupled with a 0.4% increase in gross margin percentage, which increased gross profit by $5.5 million. The increase from 2009 to 2010 is due to a $19.6 million, or 2.8%, increase in same-store gross profit, coupled with an $11.7 million increase from net dealership acquisitions during the year. The same-store gross profit increase is due to a 1.7% increase in gross margin percentage, which increased gross profit by $20.9 million, offset by the $2.3 million, or 0.2%, decrease in revenues, which decreased gross profit by $1.3 million. Service and parts margin in 2010 was positively impacted by significant Toyota recall actions.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses increased $134.5 million, or 10.1%, from 2010 to 2011 and increased $76.0 million, or 6.1%, from 2009 to 2010. The aggregate increase from 2010 to 2011 is due primarily to a $91.5 million, or 7.0%, increase in same-store SG&A expenses, coupled with a $43.0 million increase from net dealership acquisitions during the year. The increase in same-store SG&A expenses from 2010 to 2011 is due to a net increase in variable selling expenses, including increases in variable compensation, as a result of a 7.4% increase in same-store retail gross profit versus the prior year, as well as increased rent and other related costs. The aggregate increase from 2009 to 2010 is due primarily to a $48.7 million, or 3.9%, increase in same-store SG&A expenses, coupled with a $27.3 million increase from net dealership acquisitions during the year. The increase in same-store SG&A expenses from 2009 to 2010 is due to (1) a net increase in variable selling expenses, including increases in variable compensation, as a result of a 6.7% increase in same-store retail gross profit versus the prior year, (2) increased rent and other related costs, and (3) costs related to franchise closures and relocations, offset by a gain on the sale of an investment.

SG&A expenses as a percentage of total revenue were 12.8%, 13.0%, and 13.9% in 2011, 2010, and 2009, respectively, and as a percentage of gross profit were 80.9%, 81.5%, and 83.3% in 2011, 2010, and 2009, respectively.

Depreciation

Depreciation increased $2.5 million, or 5.6%, from 2010 to 2011 and decreased $5.2 million, or 10.3%, from 2009 to 2010. The increase from 2010 to 2011 is due to a $1.3 million increase from net dealership acquisitions during the year, coupled with a $1.2 million, or 2.8%, increase in same-store depreciation. The same store increase is primarily related to our ongoing facility improvement and expansion programs. The decrease from 2009 to 2010 is due to a $6.2 million, or 12.2%, decrease in same-store depreciation, offset by a $1.0 million increase from net dealership acquisitions during the year. The same store decrease was primarily due to a change in the estimated useful lives of certain fixed assets effective January 1, 2010.

Floor Plan Interest Expense

Floor plan interest expense, including the impact of swap transactions, decreased $5.5 million, or 16.7%, from 2010 to 2011 and decreased $0.6 million, or 1.8%, from 2009 to 2010. The decrease from 2010 to 2011 is primarily due to a $6.5 million, or 19.8%, decrease in same-store floor plan interest expense, offset by a $1.0 million increase from net dealership acquisitions. The same store decrease is due to lower effective interest rates in 2011 primarily due to the expiration of interest rate swaps in January 2011 somewhat offset by higher average outstanding floor plan balances in 2011. The decrease from 2009 to 2010 is primarily due to a $1.1 million, or 3.3%, decrease in same-store floor plan interest expense, offset by a $0.5 million increase from net dealership acquisitions. The same store decrease is due in large part to decreases in average outstanding floor plan balances and lower applicable rates.

Other Interest Expense

Other interest expense decreased $4.3 million, or 8.8%, from 2010 to 2011 and decreased $6.2 million, or 11.2%, from 2009 to 2010. The decrease from 2010 to 2011 is due to repurchases of our 3.5% senior subordinated convertible notes and term loan repayments, offset by increased average borrowings on the revolving credit line under the U.S. credit agreement. The decrease from 2009 to 2010 is due primarily to the repurchases of $155.7 million aggregate principal amount of convertible notes and $15.0 million of repayments of our term loan under the U.S. credit agreement during the year ended December 31, 2010.

Debt Discount Amortization

Debt discount amortization decreased $6.9 million, or 80.1%, from 2010 to 2011 and decreased $4.4 million, or 33.8%, from 2009 to 2010. The decreases from 2010 to 2011 and 2009 to 2010 were both primarily due to repurchases of our 3.5% senior subordinated convertible notes during 2011 and 2010.

Equity in Earnings of Affiliates

Equity in earnings of affiliates increased $4.9 million, or 23.7%, from 2010 to 2011 and increased $6.8 million, or 49.0%, from 2009 to 2010. The increases from 2010 to 2011 and 2009 to 2010 were both primarily attributable to an improvement in PTL’s financial results. Our share of PTL profits increased $6.0 million, or 38.7%, from 2010 to 2011 and $5.3 million, or 51.5%, from 2009 to 2010.

Gain on Debt Repurchase

During 2010, we repurchased $155.7 million principal amount of 3.5% senior subordinated convertible notes, which had a book value, net of debt discount, of $149.1 million for $156.6 million. We allocated $10.2 million of the total consideration to the reacquisition of the equity component of the convertible notes. In connection with the transactions, we wrote off $0.7 million of unamortized deferred financing costs. As a result, we recorded $1.6 million of pre-tax gains in connection with the repurchases.

During 2009, we repurchased $68.7 million principal amount of our outstanding 3.5% senior subordinated convertible notes, which had a book value, net of debt discount, of $62.8 million for $51.4 million. In connection with the transaction, we wrote off $0.7 million of unamortized deferred financing costs, and incurred $0.3 million of transaction costs. No element of the consideration was allocated to the reacquisition of the equity component because the consideration paid was less than the fair value of the liability component prior to extinguishment. As a result, we recorded a $10.4 million pre-tax gain in connection with the repurchase.

Income Taxes

Income taxes increased $7.7 million, or 12.0%, from 2010 to 2011 and increased $21.3 million, or 49.8%, from 2009 to 2010. The 2011 results include a net benefit of $11.0 million from the resolution of certain tax items in the U.K. offset by reductions in U.K. deferred tax assets. Adjusting for these items, income taxes increased $18.7 million, or 29.3%, from 2010 to 2011, due to an increase in our pre-tax income versus prior year. The increase from 2009 to 2010 is due to the increase in our pre-tax income versus the prior year, partially offset by a 0.8% decrease in our annual tax rate.

Liquidity and Capital Resources

Our cash requirements are primarily for working capital, inventory financing, the acquisition of new businesses, the improvement and expansion of existing facilities, the purchase or construction of new facilities, debt service and repayments, and potentially for dividends and repurchases of our outstanding securities under the program discussed below. Historically, these cash requirements have been met through cash flow from operations, borrowings under our credit agreements and floor plan arrangements, the issuance of debt securities, sale-leaseback transactions, mortgages, dividends and distributions from joint venture investments or the issuance of equity securities.

We have historically expanded our retail automotive operations through organic growth and the acquisition of retail automotive dealerships. We believe that cash flow from operations, dividends and distributions from our joint venture investments and our existing capital resources, including the liquidity provided by our credit agreements and floor plan financing arrangements, will be sufficient to fund our operations and commitments for at least the next twelve months. In the event we pursue significant acquisitions, other expansion opportunities, significant repurchases of our outstanding securities, or refinance or repay existing debt, we may need to raise additional capital either through the public or private issuance of equity or debt securities or through additional borrowings, which sources of funds may not necessarily be available on terms acceptable to us, if at all. In addition, our liquidity could be negatively impacted in the event we fail to comply with the covenants under our various financing and operating agreements or in the event our floor plan financing is withdrawn.

As of December 31, 2011, we had working capital of $50.9 million, including $28.7 million of cash, available to fund our operations and capital commitments. In addition, we had $219.3 million and £63.4 million ($98.5 million) available for borrowing under our U.S. credit agreement and our U.K. credit agreement, respectively.

Securities Repurchases

From time to time, our Board of Directors has authorized securities repurchase programs pursuant to which we may, as market conditions warrant, purchase our outstanding common stock, debt or convertible debt on the open market, in privately negotiated transactions, via a tender offer, or through a pre-arranged trading plan. We have historically funded any such repurchases using cash flow from operations and borrowings under our U.S. credit facility. The decision to make repurchases will be based on factors such as the market price of the relevant security versus our view of its intrinsic value, the potential impact of such repurchases on our capital structure, and our consideration of any alternative uses of our capital, such as for strategic investments in our current businesses, in addition to any then-existing limits imposed by our finance agreements and securities trading policy.

During the year ended December 31, 2011, we repurchased 2,449,768 shares of our common stock, including 2,400,301 shares on the open market for a total of $44.3 million, or $18.07 per share. The remaining 49,467 shares of common stock were repurchased for $1.0 million, or $20.08 per share, from employees using a net share settlement feature of employee restricted stock awards. As of December 31, 2011, we have $106.8 million in authorization under the existing securities repurchase program.

We also repurchased $87.3 million of convertible notes in April 2011 pursuant to the holder’s 2011 put right, noting that these repurchases were accomplished pursuant to the terms of the convertible notes and not the authority noted above. See below “Convertible Notes”.

Dividends

We paid the following cash dividends on our common stock in 2011:

Per Share Dividends
2011
Second Quarter	$0.07
Third Quarter	0.08
Fourth Quarter	0.09

We also have announced a cash dividend of $0.10 per share payable on March 1, 2012 to shareholders of record on February 10, 2012. Future quarterly or other cash dividends will depend upon a variety of factors considered relevant by our Board of Directors which may include our earnings, capital requirements, restrictions relating to any then-existing indebtedness, financial condition, and other factors.

Inventory Financing

We finance substantially all of our new and a portion of our used vehicle inventories under revolving floor plan arrangements with various lenders, including a majority through captive finance companies associated with automotive manufacturers. In the U.S., the floor plan arrangements are due on demand; however, we have not historically been required to repay floor plan advances prior to the sale of the vehicles that have been financed. We typically make monthly interest payments on the amount financed. Outside of the U.S., substantially all of our floor plan arrangements are payable on demand or have an original maturity of 90 days or less and we are generally required to repay floor plan advances at the earlier of the sale of the vehicles that have been financed or the stated maturity.

The floor plan agreements typically grant a security interest in substantially all of the assets of our dealership subsidiaries, and in the U.S. are guaranteed by us. Interest rates under the floor plan arrangements are variable and increase or decrease based on changes in the prime rate, defined LIBOR, Finance House Base Rate, or Euro Interbank Offered Rate. To date, we have not experienced any material limitation with respect to the amount or availability of financing from any institution providing us vehicle financing. We also receive non-refundable credits from certain of our vehicle manufacturers, which are treated as a reduction of cost of sales as vehicles are sold.

U.S. Credit Agreement

We are party to a credit agreement with Mercedes-Benz Financial Services USA LLC and Toyota Motor Credit Corporation, as amended (the “U.S. credit agreement”), which provides for up to $375.0 million in revolving loans for working capital, acquisitions, capital expenditures, investments and other general corporate purposes, a non-amortizing term loan with a balance of $127.0 million, and for an additional $10.0 million of availability for letters of credit, through September 2014. The revolving loans bear interest at a defined LIBOR plus 2.50%, subject to an incremental 1.0% for uncollateralized borrowings in excess of a defined borrowing base. The term loan, which bears interest at defined LIBOR plus 2.50%, may be prepaid at any time, but then may not be re-borrowed. We repaid $7.0 million of the term loan during 2011.

The U.S. credit agreement is fully and unconditionally guaranteed on a joint and several basis by our domestic subsidiaries and contains a number of significant covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. We are also required to comply with specified financial and other tests and ratios, each as defined in the U.S. credit agreement including: a ratio of current assets to current liabilities, a fixed charge coverage ratio, a ratio of debt to stockholders’ equity and a ratio of debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”). A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of any amounts owed. As of December 31, 2011, we were in compliance with all covenants under the U.S. credit agreement, and we believe we will remain in compliance with such covenants for the next twelve months. In making such determination, we have considered the current margin of compliance with the covenants and our expected future results of operations, working capital requirements, acquisitions, capital expenditures and investments. See Item 1A “Risk Factors” and “Forward-Looking Statements”.

The U.S. credit agreement also contains typical events of default, including change of control, non-payment of obligations and cross-defaults to our other material indebtedness. Substantially all of our domestic assets are subject to security interests granted to lenders under the U.S. credit agreement. As of December 31, 2011, $127.0 million of term loans, $0.5 million of letters of credit, and $132.0 million of revolver borrowings were outstanding under the U.S. credit agreement.

U.K. Credit Agreement

Our subsidiaries in the U.K. (the “U.K. subsidiaries”) are party to £100 million revolving credit agreement with the Royal Bank of Scotland plc (RBS) and BMW Financial Services (GB) Limited, and an additional £10 million demand overdraft line of credit with RBS (collectively, the “U.K. credit agreement”) to be used for working capital, acquisitions, capital expenditures, investments and general corporate purposes through November 2015. The revolving loans bear interest between defined LIBOR plus 1.35% and defined LIBOR plus 3.0% and the demand overdraft line of credit bears interest at the Bank of England Base Rate plus 1.75%. As of December 31, 2011, outstanding loans under the U.K. credit agreement amounted to £46.6 million ($72.4 million).

The U.K. Credit Agreement is fully and unconditionally guaranteed on a joint and several basis by our U.K. subsidiaries, and contains a number of significant covenants that, among other things, restrict the ability of our U.K. subsidiaries to pay dividends, dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. In addition, our U.K. subsidiaries are required to comply with defined ratios and tests, including: a ratio of earnings before interest, taxes, amortization, and rental payments (“EBITAR”) to interest plus rental payments, a measurement of maximum capital expenditures, and a debt to EBITDA ratio. A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of any amounts owed. As of December 31, 2011, our U.K. subsidiaries were in compliance with all covenants under the U.K. credit agreement and we believe they will remain in compliance with such covenants for the next twelve months. In making such determination, we considered the current margin of compliance with the covenants and our expected future results of operations, working capital requirements, acquisitions, capital expenditures and investments in the U.K. See Item 1A “Risk Factors” and “Forward-Looking Statements”.

The U.K. credit agreement also contains typical events of default, including change of control and non-payment of obligations and cross-defaults to other material indebtedness of our U.K. subsidiaries. Substantially all of our U.K. subsidiaries’ assets are subject to security interests granted to lenders under the U.K. credit agreement.

In January 2012, our U.K. subsidiaries entered into a separate agreement with RBS, as agent for National Westminster Bank plc, providing for a £30 million term loan which was used for working capital and an acquisition. The term loan is repayable in £1.5 million quarterly installments through 2015 with a final payment of £7.5 million due December 31, 2015. The term loan bears interest between 2.675% and 4.325%, depending on the U.K. subsidiaries’ ratio of net borrowings to earnings before interest, taxes, depreciation and amortization (as defined).

7.75% Senior Subordinated Notes

In December 2006, we issued $375.0 million aggregate principal amount of 7.75% senior subordinated notes due 2016 (the “7.75% Notes”). The 7.75% Notes are unsecured senior subordinated notes and are subordinate to all existing and future senior debt, including debt under our credit agreements, mortgages and floor plan indebtedness. The 7.75% Notes are guaranteed by substantially all of our wholly-owned domestic subsidiaries on an unsecured senior subordinated basis. Those guarantees are full and unconditional and joint and several. We can redeem all or some of the 7.75% Notes at our option at specified redemption prices (currently 103.875% of the principal amount). Upon certain sales of assets or specific kinds of changes of control, we are required to make an offer to purchase the 7.75% Notes. The 7.75% Notes also contain customary negative covenants and events of default. As of December 31, 2011, we were in compliance with all negative covenants and there were no events of default. We expect to remain in compliance during the next twelve months.

Senior Subordinated Convertible Notes

We currently have $63.3 million of Convertible Notes outstanding. We issued the Convertible Notes in January 2006, which mature on April 1, 2026, unless earlier converted, redeemed or purchased by us, as discussed below. The Convertible Notes are unsecured senior subordinated obligations and are subordinate to all future and existing debt under our credit agreements, mortgages and floor plan indebtedness. The Convertible Notes are guaranteed on an unsecured senior subordinated basis by substantially all of our wholly-owned domestic subsidiaries. The guarantees are full and unconditional and joint and several. The Convertible Notes also contain customary negative covenants and events of default. As of December 31, 2011, we were in compliance with all negative covenants and there were no events of default. We expect to remain in compliance during the next twelve months.

Holders of the Convertible Notes may convert them based on a conversion rate of 42.7796 shares of our common stock per $1,000 principal amount of the Convertible Notes (which is equal to a conversion price of approximately $23.38 per share), subject to adjustment, only under the following circumstances: (1) in any quarterly period, if the closing price of our common stock for twenty of the last thirty trading days in the prior quarter exceeds $28.05 (subject to adjustment), (2) for specified periods, if the trading price of the Convertible Notes falls below specific thresholds, (3) if the Convertible Notes are called for redemption, (4) if specified distributions to holders of our common stock are made or specified corporate transactions occur, (5) if a fundamental change (as defined) occurs, or (6) during the ten trading days prior to, but excluding, the maturity date.

Upon conversion of the Convertible Notes, for each $1,000 principal amount of the Convertible Notes, a holder will receive an amount in cash, equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in the indenture covering the Convertible Notes, of the number of shares of common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash, common stock or a combination of cash and common stock with respect to the remaining value deliverable upon conversion. We will pay additional cash interest commencing with six-month periods beginning on April 1, 2011, if the average trading price of a Convertible Note for certain periods in the prior six-month period equals 120% or more of the principal amount of the Convertible Notes.

We may redeem the Convertible Notes, in whole at any time or in part from time to time, for cash at a redemption price of 100% of the principal amount of the Convertible Notes to be redeemed, plus any accrued and unpaid interest to the applicable redemption date, plus any applicable conversion premium. The decision to redeem any of the notes will be based on factors such as the market price of the notes and our common stock, the potential impact of any redemptions on our capital structure, and consideration of alternate uses of capital, such as for strategic investments in our current business, in addition to any then-existing limits imposed by our finance agreements. In addition, holders of the Convertible Notes have the right to require us to purchase all or a portion of their Convertible Notes for cash on each of April 1, 2016 or April 1, 2021 at a purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest, if any, to the applicable purchase date, plus any applicable conversion premium.

We repurchased $87.3 million of convertible notes in April 2011 pursuant to the holder’s 2011 put right.

Mortgage Facilities

We are party to several mortgages, which bear interest at defined rates and require monthly principal and interest payments. These mortgage facilities also contain typical events of default, including non-payment of obligations, cross-defaults to our other material indebtedness, certain change of control events and the loss or sale of certain franchises operated at the properties. Substantially all of the buildings and improvements on the properties financed pursuant to the mortgage facilities are subject to security interests granted to the lender. As of December 31, 2011, we owed $75.7 million of principal under our mortgage facilities.

Short-term Borrowings

We have three principal sources of short-term borrowing: the revolving portion of the U.S. credit agreement, the revolving portion of the U.K. credit agreement, and the floor plan agreements in place that we utilize to finance our vehicle inventories. All of the cash generated in our operations is initially used to pay down our floor plan indebtedness. Over time, we are able to access availability under the floor plan agreements to fund our cash needs, including payments made relating to our higher interest rate revolving credit agreements.

During 2011, outstanding revolving commitments varied between no balance and $179.6 million under the U.S. credit agreement and between £5.0 million and £62.0 million under the U.K. credit agreement’s revolving credit line (excluding the overdraft facility), and the amounts outstanding under our floor plan agreements varied based on the timing of the receipt and expenditure of cash in our operations, driven principally by the levels of our vehicle inventories.

Interest Rate Swaps

We periodically use interest rate swaps to manage interest rate risk associated with our variable rate floor plan debt. We are party to forward starting interest rate swap agreements beginning January 2012 and maturing December 2014 pursuant to which the LIBOR portion of $400.0 million of our floating rate floor plan debt is fixed at a blended rate of 1.99%. We may terminate these agreements at any time, subject to the settlement of the then current fair value of the swap arrangements. Our prior interest rate swap agreements which fixed the LIBOR portion of $300.0 million of our floating rate floor plan debt at 3.67% concluded in January 2011.

PTL Dividends

We own a 9.0% limited partnership interest in Penske Truck Leasing. During the years ended December 31, 2011, 2010, and 2009, respectively, we received $7.8 million, $8.8 million, and $20.0 million of pro rata cash distributions relating to this investment. We currently expect to continue to receive future distributions from PTL subject in amount and timing on its performance.

Operating Leases

We historically structured our operations so as to minimize our ownership of real property. As a result, we lease or sublease substantially all of our facilities. These leases are generally for a period between five and 20 years, and are typically structured to include renewal options at our election. We estimate our total rent obligations under these leases, including any extension periods we may exercise at our discretion and assuming constant consumer price indices, to be $4.7 billion. Pursuant to the leases for some of our larger facilities, we are required to comply with specified financial ratios, including a “rent coverage” ratio and a debt to EBITDA ratio, each as defined. For these leases, non-compliance with the ratios may require us to post collateral in the form of a letter of credit. A breach of our other lease covenants give rise to certain remedies by the landlord, the most severe of which include the termination of the applicable lease and acceleration of the total rent payments due under the lease. As of December 31, 2011, we were in compliance with all covenants under these leases, and we believe we will remain in compliance with such covenants for the next twelve months.

Sale/Leaseback Arrangements

We have in the past and may in the future enter into sale-leaseback transactions to finance certain property acquisitions and capital expenditures, pursuant to which we sell property and/or leasehold improvements to third parties and agree to lease those assets back for a certain period of time. Such sales generated proceeds which varied from period to period.

Off-Balance Sheet Arrangements

We have sold a number of dealerships to third parties and, as a condition to certain of those sales, remain liable for the lease payments relating to the properties on which those businesses operate in the event of non-payment by the buyer. We are also party to lease agreements on properties that we no longer use in our retail operations that we have sublet to third parties. We rely on subtenants to pay the rent and maintain the property at these locations. In the event a subtenant does not perform as expected, we may not be able to recover amounts owed to us and we could be required to fulfill these obligations. We believe we have made appropriate reserves relating to these locations. The aggregate rent paid by the tenants on those properties in 2011 was approximately $11.7 million, and, in aggregate, we guarantee or are otherwise liable for approximately $178.9 million of third-party lease payments, including lease payments during available renewal periods.

Cash Flows

Cash and cash equivalents increased by $8.8 million, $1.9 million and $2.1 million during the years ended December 31, 2011, 2010 and 2009, respectively. The major components of these changes are discussed below.

Cash Flows from Continuing Operating Activities

Cash provided by continuing operating activities was $128.2 million, $209.5 million, and $297.0 million during the years ended December 31, 2011, 2010, and 2009, respectively. Cash flows from continuing operating activities includes net income, as adjusted for non-cash items and the effects of changes in working capital.

We finance substantially all of our new and a portion of our used vehicle inventories under revolving floor plan notes payable with various lenders. We retain the right to select which, if any, financing source to utilize in connection with the procurement of vehicle inventories. Many vehicle manufacturers provide vehicle financing for the dealers representing their brands; however, it is not a requirement that we utilize this financing. Historically, our floor plan finance source has been based on aggregate pricing considerations.

In accordance with generally accepted accounting principles relating to the statement of cash flows, we report all cash flows arising in connection with floor plan notes payable with the manufacturer of a particular new vehicle as an operating activity in our statement of cash flows, and all cash flows arising in connection with floor plan notes payable to a party other than the manufacturer of a particular new vehicle and all floor plan notes payable relating to pre-owned vehicles as a financing activity in our statement of cash flows. Currently, the majority of our non-trade vehicle financing is with other manufacturer captive lenders. To date, we have not experienced any material limitation with respect to the amount or availability of financing from any institution providing us vehicle financing.

We believe that changes in aggregate floor plan liabilities are typically linked to changes in vehicle inventory and, therefore, are an integral part of understanding changes in our working capital and operating cash flow. As a result, we prepare the following reconciliation to highlight our operating cash flows with all changes in vehicle floor plan being classified as an operating activity for informational purposes:

	Year Ended December 31,
	2011	2010	2009
Net cash from continuing operating activities as reported	$128.2	$209.5	$297.0
Floor plan notes payable — non-trade as reported	211.2	67.0	(78.7)

Net cash from continuing operating activities including all floor plan notes payable	$339.4	$276.5	$218.3

Cash Flows from Continuing Investing Activities

Cash used in continuing investing activities was $362.0 million, $84.1 million, and $77.0 million during the years ended December 31, 2011, 2010, and 2009, respectively. Cash flows from continuing investing activities consist primarily of cash used for capital expenditures, net expenditures for acquisitions and other investments, and proceeds from sale-leaseback transactions. Capital expenditures were $132.8 million, $75.7 million, and $88.8 million during the years ended December 31, 2011, 2010, and 2009, respectively. Capital expenditures relate primarily to improvements to our existing dealership facilities, the construction of new facilities and the acquisition of existing leased facilities. As of December 31, 2011, we do not have material commitments related to our planned or ongoing capital projects. We currently expect to finance our capital expenditures with operating cash flows or borrowings under our U.S. or U.K. credit facilities. Cash used in acquisitions and other investments, net of cash acquired, was $232.1 million, $22.2 million, and $8.5 million during the years ended December 31, 2011, 2010, and 2009, respectively, and included cash used to repay sellers floor plan liabilities in such business acquisitions of $54.5 million, $9.9 million, and $2.9 million, respectively. Proceeds from sale-leaseback transactions were $2.3 million during the year ended December 31, 2009.

Cash Flows from Continuing Financing Activities

Cash provided by continuing financing activities was $216.3 million during the year ended December 31, 2011, and cash used in continuing financing activities was $119.2 million and $207.1 million during the years ended December 31, 2010 and 2009, respectively. Cash flows from continuing financing activities include net borrowings or repayments of long-term debt, repurchases of securities, net borrowings or repayments of floor plan notes payable non-trade, payments of deferred financing costs, proceeds from the issuance of common stock and the exercise of stock options, and dividends. We had net borrowings of long-term debt of $155.2 million during the year ended December 31, 2011, which included borrowings on our U.S. credit agreement revolving loans of $132.0 million, net borrowings on other long term debt, primarily relating to our mortgage facilities, of $30.2 million, partially offset by a repayment of $7.0 million on our U.S. credit agreement term loan.

We had net repayments of long-term debt of $29.4 million and $77.4 million during the years ended December 31, 2010 and 2009, respectively, which included repayments of $15.0 million and $60.0 million on our U.S. credit agreement term loan. During the years ended December 31, 2011, 2010 and 2009, we used $87.3 million, $156.6 million and $51.4 million to repurchase $87.3 million, $155.7 million and $68.7 million aggregate principal amount, respectively, of our Convertible Notes. We had net borrowings of floor plan notes payable non-trade of $211.2 million and $67.0 million during the years ended December 31, 2011 and 2010, respectively, and net repayments of floor plan notes payable non-trade of $78.7 million during the year ended December 31, 2009. In 2011 and 2010, we repurchased 2.4 million and 68,340 shares of common stock, respectively, for $44.3 million and $0.8 million, respectively. During the year ended December 31, 2011, we also paid $22.0 million of cash dividends to our stockholders. No cash dividends were paid to our stockholders during the years ended December 31, 2010 and 2009.

Cash Flows from Discontinued Operations

Cash flows relating to discontinued operations are not currently considered, nor are they expected to be, material to our liquidity or our capital resources. Management does not believe that there are any material past, present or upcoming cash transactions relating to discontinued operations.

Contractual Payment Obligations

The table below sets forth our best estimates as to the amounts and timing of future payments relating to our most significant contractual obligations as of December 31, 2011, except as otherwise noted. The information in the table reflects future unconditional payments and is based upon, among other things, the terms of any relevant agreements. Future events, including acquisitions, divestitures, new or revised operating lease agreements, borrowings or repayments under our credit agreements and our floor plan arrangements, and purchases or refinancing of our securities could cause actual payments to differ significantly from these amounts. Potential payments noted above under “Off-Balance Sheet Arrangements” are excluded from this table.

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Floorplan notes payable(A)	$1,669.4	$1,669.4	$—	$—	$—
Long-term debt obligations(B)	850.2	3.4	265.1	556.5	25.2
Operating lease commitments	4,671.3	175.4	344.7	337.0	3,814.2
Scheduled interest payments(B)(C)	175.5	35.1	69.8	65.4	5.2
Other liabilities(D)	14.9	—	—	14.9	—

	$7,381.3	$1,883.3	$679.6	$973.8	$3,844.6

(A)	Floor plan notes payable are revolving financing arrangements. Payments are generally made as required pursuant to the floor plan borrowing agreements discussed above under “Inventory Financing.”
(B)	Interest and principal repayments under our $63.3 million of 3.5% senior subordinated notes due 2026 are reflected in the table above in the column entitled “3 to 5 years”. While these notes are not due until 2026, the holders may require us to purchase all or a portion of their notes for cash in 2016.
(C)	Estimates of future variable rate interest payments under floor plan notes payable and our credit agreements are excluded due to our inability to estimate changes in interest rates in the future. See “Inventory Financing,” “U.S. Credit Agreement,” and “U.K. Credit Agreement” above for a discussion of such variable rates.
(D)	Includes uncertain tax positions. Due to the subjective nature of our uncertain tax positions, we are unable to make reasonably reliable estimates of the timing of payments arising in connection with the unrecognized tax benefits, however, as a result of the statute of limitations, we do not expect any of these payments to occur in more than 5 years. We have thus classified this as “3 to 5 years.”

We expect that, other than for scheduled payments upon the maturity or termination dates of certain of our debt instruments, the amounts above will be funded through cash flow from operations. In the case of payments upon the maturity or termination dates of our debt instruments, we currently expect to be able to refinance such instruments in the normal course of business or otherwise fund them from cash flows from operations or borrowings under our credit agreements.

Related Party Transactions

Stockholders Agreement

Several of our directors and officers are affiliated with Penske Corporation or related entities. Roger S. Penske, our Chairman of the Board and Chief Executive Officer, is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and through entities affiliated with Penske Corporation, our largest stockholder owning approximately 35% of our outstanding common stock. Mitsui & Co., Ltd. and Mitsui & Co. (USA), Inc. (collectively, “Mitsui”) own approximately 17% of our outstanding common stock. Mitsui, Penske Corporation and certain other affiliates of Penske Corporation are parties to a stockholders agreement pursuant to which the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui. In turn, Mitsui agreed to vote their shares for up to fourteen directors voted for by the Penske affiliated companies. This agreement terminates in March 2014, upon the mutual consent of the parties, or when either party no longer owns any of our common stock.

Other Related Party Interests and Transactions

Roger S. Penske is also a managing member of Transportation Resource Partners, an organization that invests in transportation-related industries. Richard J. Peters, one of our directors, is a managing director of Transportation Resource Partners and is a director of Penske Corporation. Robert H. Kurnick, Jr., our President and a director, is also the President and a director of Penske Corporation.

We sometimes pay to and/or receive fees from Penske Corporation, its subsidiaries, and its affiliates for services rendered in the ordinary course of business, or to reimburse payments made to third parties on each other’s behalf. These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties.

As discussed above, we are a 9.0% limited partner of PTL, a leading global transportation services provider. The general partner of PTL is Penske Truck Leasing Corporation, a wholly-owned subsidiary of Penske Corporation, which together with other wholly-owned subsidiaries of Penske Corporation, owns 41.1% of PTL. The remaining 49.9% of PTL is owned by General Electric Capital Corporation. Among other things, the partnership agreement provides us with specified partner distribution and governance rights and restricts our ability to transfer our interests.

We have also entered into other joint ventures with certain related parties as more fully discussed below.

Joint Venture Relationships

We are party to a number of joint ventures pursuant to which we own and operate automotive dealerships together with other investors. We may provide these dealerships with working capital and other debt financing at costs that are based on our incremental borrowing rate. As of December 31, 2011, our automotive retail joint venture relationships included:

Location	Dealerships	Ownership Interest
Fairfield, Connecticut	Audi, Mercedes-Benz, Porsche, smart	86.56	%(A)
Las Vegas, Nevada	Ferrari, Maserati	50.00	%(B)
Frankfurt, Germany	Lexus, Toyota	50.00	%(B)
Aachen, Germany	Audi, Lexus, Skoda, Toyota, Volkswagen, Citroën	50.00	%(B)

(A)	An entity controlled by one of our directors, Lucio A. Noto (the “Investor”), owns a 13.44% interest in this joint venture which entitles the Investor to 20% of the joint venture’s operating profits. In addition, the Investor has an option to purchase up to a 20% interest in the joint venture for specified amounts. This joint venture is consolidated in our financial statements.
(B)	Entity is accounted for using the equity method of accounting.

In April 2011, we repurchased the remaining 30.0% interest in one of our joint ventures which is now a 100% owned subsidiary. Additionally, during 2010, we exited one of our German joint ventures by exchanging our 50% interest in the joint venture for 100% ownership in three BMW franchises previously held by the joint venture.

Cyclicality

Unit sales of motor vehicles, particularly new vehicles, have been cyclical historically, fluctuating with general economic cycles. During economic downturns, the automotive retailing industry tends to experience periods of decline and recession similar to those experienced by the general economy. We believe that the industry is influenced by general economic conditions and particularly by consumer confidence, the level of personal discretionary spending, fuel prices, interest rates and credit availability.

Seasonality

Our business is modestly seasonal overall. Our U.S. operations generally experience higher volumes of vehicle sales in the second and third quarters of each year due in part to consumer buying trends and the introduction of new vehicle models. Also, vehicle demand, and to a lesser extent demand for service and parts, is generally lower during the winter months than in other seasons, particularly in regions of the U.S. where dealerships may be subject to severe winters. Our U.K. operations generally experience higher volumes of vehicle sales in the first and third quarters of each year, due primarily to vehicle registration practices in the U.K.

Effects of Inflation

We believe that inflation rates over the last few years have not had a significant impact on revenues or profitability. We do not expect inflation to have any near-term material effects on the sale of our products and services; however, we cannot be sure there will be no such effect in the future. We finance substantially all of our inventory through various revolving floor plan arrangements with interest rates that vary based on various benchmarks. Such rates have historically increased during periods of increasing inflation.

Forward-Looking Statements

This annual report on Form 10-K contains “forward-looking statements”. Forward-looking statements generally can be identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “estimate,” “predict,” “potential,” “forecast,” “continue” or variations of such terms, or the use of these terms in the negative. Forward-looking statements include statements regarding our current plans, forecasts, estimates, beliefs or expectations, including, without limitation, statements with respect to:

•	our future financial and operating performance;

•	future acquisitions and dispositions;

•	future potential capital expenditures and securities repurchases;

•	our ability to realize cost savings and synergies;

•	our ability to respond to economic cycles;

•	trends in the automotive retail industry and in the general economy in the various countries in which we operate;

•	our ability to access the remaining availability under our credit agreements;

•	our liquidity;

•	performance of joint ventures, including PTL;

•	future foreign exchange rates;

•	the outcome of various legal proceedings:

•	trends affecting our future financial condition or results of operations; and

•	our business strategy.

Forward-looking statements involve known and unknown risks and uncertainties and are not assurances of future performance. Actual results may differ materially from anticipated results due to a variety of factors, including the factors identified under Item 1A “Risk Factors.” Important factors that could cause actual results to differ materially from our expectations include those mentioned in Item 1A “Risk Factors” such as the following:

•

our business and the automotive retail industry in general are susceptible to adverse economic conditions, including changes in interest rates, foreign exchange rates, consumer demand, consumer confidence, fuel prices, unemployment rates and credit availability;

•	the number of new and used vehicles sold in our markets;

•	automobile manufacturers exercise significant control over our operations, and we depend on them and continuation of our franchise agreements in order to operate our business;

•

we depend on the success, popularity and availability of the brands we sell, and adverse conditions affecting one or more automobile manufacturers, such as the impact on the vehicle and parts supply chain due to natural disasters such as the earthquake and tsunami that struck Japan in March 2011, may negatively impact our revenues and profitability;

•	a restructuring of any significant automotive manufacturers or automotive suppliers;

•	our dealership operations may be affected by severe weather or other periodic business interruptions;

•	we may not be able to satisfy our capital requirements for acquisitions, dealership renovation projects, financing the purchase of our inventory, or refinancing of our debt when it becomes due;

•	our level of indebtedness may limit our ability to obtain financing generally and may require that a significant portion of our cash flow be used for debt service;

•	non-compliance with the financial ratios and other covenants under our credit agreements and operating leases;

•	our operations outside of the U.S. subject our profitability to fluctuations relating to changes in foreign currency valuations;

•	import product restrictions and foreign trade risks that may impair our ability to sell foreign vehicles profitably;

•

with respect to PTL, changes in the financial health of its customers, labor strikes or work stoppages by its employees, a reduction in PTL’s asset utilization rates and industry competition which could impact distributions to us;

•	we are dependent on continued availability of our information technology systems;

•	if we lose key personnel, especially our Chief Executive Officer, or are unable to attract additional qualified personnel;

•	new or enhanced regulations relating to automobile dealerships;

•	changes in tax, financial or regulatory rules or requirements;

•	we are subject to numerous legal and administrative proceedings which, if the outcomes are adverse to us, could have a material adverse effect on our business;

•

if state dealer laws in the U.S. are repealed or weakened, our automotive dealerships may be subject to increased competition and may be more susceptible to termination, non-renewal or renegotiation of their franchise agreements; and

•	some of our directors and officers may have conflicts of interest with respect to certain related party transactions and other business interests.

In addition:

•	the price of our common stock is subject to substantial fluctuation, which may be unrelated to our performance; and

•	shares eligible for future sale, or issuable under the terms of our convertible notes, may cause the market price of our common stock to drop significantly, even if our business is doing well.

We urge you to carefully consider these risk factors and further information under Item 1A “Risk Factors” in evaluating all forward-looking statements regarding our business. Readers of this report are cautioned not to place undue reliance on the forward-looking statements contained in this report. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement. Except to the extent required by the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we have no intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.